                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                              (Amendment No.____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                  ADVANCED AERODYNAMICS AND STRUCTURES, INC.
               (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:
          ----------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:
          ----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:
          ----------------------------------------------------------------------

     5)   Total fee paid:
          ----------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid: __________________________

     2)   Form, Schedule or Registration Statement No.: _______________

     3)   Filing Party: ___________________________________________

     4)   Date Filed: ____________________________________________

                   ADVANCED AERODYNAMICS & STRUCTURES, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held June 2, 2000

TO THE SHAREHOLDERS OF ADVANCED AERODYNAMICS & STRUCTURES, INC.:

         You are cordially invited to attend the Annual Meeting of Shareholders of Advanced Aerodynamics & Structures, Inc. ("AASI" or the "Company"), which will be held in the Multi-Purpose Room, AASI Headquarters, 3205 Lakewood Blvd., Long Beach, California 90808, on Friday, June 2, 2000, at 10:00 a.m. Pacific time, to consider and act upon the following matters:

         1.   The election of directors;

         2. Ratification of the selection of Ernst & Young LLP to serve as auditors of the Company for the fiscal year ending December 31, 2000;

         3. The authorization and ratification of: (1) the issuance and sale in private placements of up to 100,000 shares (the "Preferred Shares") of the Company's Series A 5% Cumulative Convertible Preferred Stock, par value $.0001 per share (the "Series A Preferred Stock") and Common Stock Purchase Warrants to purchase up to 2,145,000 shares of Common Stock ("Warrants"), (ii) the issuance of that number of shares of the Company's Common Stock, no par value ("Common Stock"), issuable upon conversion of the Series A Preferred Stock being approved for issuance, based on the conversion formula set forth in the Certificate of Determination governing the Series A Preferred Stock, and (iii) the issuance of the maximum number of shares of Common Stock issuable upon exercise of the Warrants in accordance with their terms;

         4. The ratification of an amendment to the Company's stock option plans providing for the immediate vesting of the options of an officer or director of the Company who has died while in office; and

         5. Such other business as may properly come before the Meeting or any adjournments of the Meeting.

         Only holders of record of Common Stock of the Company at the close of business on May 1, 2000 will be entitled to notice of and to vote at the Annual Meeting and any adjournments of the Annual Meeting.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. YOU ARE INVITED TO ATTEND THE MEETING IN PERSON, BUT WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU PREFER, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                   By Order of the Board of Directors


                                   Carl Chen, Ph.D.
                                   Chairman of the Board,
                                   President and Chief Executive Officer
3205 Lakewood Blvd.
Long Beach, California 90808
(562) 938-8618

May 5, 2000

                                PROXY STATEMENT

                   ADVANCED AERODYNAMICS & STRUCTURES, INC.

                            3205 Lakewood Boulevard
                         Long Beach, California 90808

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held June 2, 2000

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Advanced Aerodynamics & Structures, Inc., a Delaware corporation (the Company) for use at the Annual Meeting of Shareholders to be held in the Multi-Purpose Room, AASI Headquarters, 3205 Lakewood Blvd., Long Beach, California 90808, on Friday, June 2, 2000, at 10:00 a.m. Pacific time, and at any and all adjournments thereof (the Annual Meeting), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Accompanying this Proxy Statement is the Board of Directors' Proxy for the Annual Meeting, which you may use to indicate your vote as to the proposals described in this Proxy Statement.

         All Proxies which are properly completed, signed and returned to the Company prior to the Annual Meeting, and which have not been revoked, will be voted in favor of the proposals described in this Proxy Statement unless otherwise directed. A Shareholder may revoke his or her Proxy at any time before it is voted either by filing with the Secretary of the Company, at its principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and expressing a desire to vote his or her shares in person.

         The close of business on May 1, 2000 has been fixed as the record date for the determination of Shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment of the Annual Meeting. As of the record date, the Company had outstanding: 6,999,676 shares of Class A Common Stock, par value $.0001 per share; 1,900,324 shares of Class B Common Stock, par value $.0001 per share; 4,000,000 shares of Class E-1 Common Stock, par value $.0001 per share; 4,000,000 shares of Class E-2 Common Stock, par value $.0001 per share; and 50,000 shares of Series A Preferred Stock. The Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock are substantially identical, except that the holders of Class A Common Stock have the right to cast one vote, and the holders of Class B Common Stock, Class E-1 Common Stock, and Class E-2 Common Stock have the right to cast five votes, for each share held of record on all matters submitted to a vote of the holders of Common Stock, including the election of directors. The Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock vote together as a single class on all matters on which stockholders may vote, including the election of directors, except when voting by class is required by applicable law. The Series A Preferred Stock does not vote, except on matters where a separate vote of the Series A Preferred Stock would be required by the Delaware General Corporation Law. Subject to the preferential rights of the holders of the Series A Preferred Stock, holders of the Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably, as a single class, in all of the assets of the Company available for distribution to the holders of shares of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Except as described herein, no preemptive, subscription, or conversion rights pertain to the Common Stock and no redemption or sinking fund provisions exist for the benefit thereof.

         The Company's principal executive offices are located 3205 Lakewood Blvd., Long Beach, California 90808. This Proxy Statement and the accompanying proxy will be mailed to Shareholders on or about May 9, 2000.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

         In accordance with the Certificate of Incorporation and Bylaws of the Company, the Board of Directors consists of not less than three nor more than seven members, the exact number to be determined by the Board of Directors. At each annual meeting of the Shareholders of the Company, directors are elected for a one year term. The Board of Directors is currently set at four members. The Board of Directors proposes the election of the nominees named below.

         Pursuant to the Certificate of Incorporation of the Company and Delaware General Corporation Law, the Board of Directors by unanimous written consent dated July 31,1997 amended the Bylaws of the Company to eliminate cumulative voting. There is no cumulative voting for the election of directors.

         Unless marked otherwise, proxies received will be voted FOR the election of the each of the nominees named below, and the votes will be distributed equally among the nominees. If any such person is unable or unwilling to serve as a nominee for the office of director at the date of the Annual Meeting or any postponement or adjournment thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy. The Board of Directors has no reason to believe that any such nominee will be unwilling or unable to serve if elected a director.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE DIRECTORS NOMINATED HEREIN.

         The Board of Directors proposes the election of the following nominees as members of the Board of Directors:

                  Carl Chen, Ph.D.
                  C.M. Cheng
                  James A. Lovell
                  S.B. Lai, Ph.D.

         If elected, the nominees are expected to serve until the 2001 Annual Meeting of Shareholders.

Information with Respect to Each Nominee and Executive Officers.

         The following table sets forth certain information with respect to each nominee and executive officer of the Company as of March 31, 2000.

                 Name                 Age                         Position
                 ----                 ---                         --------
         Carl Leei Chen, Ph.D.         54       Chairman of the Board,
                                                President, Chief Executive
                                                Officer, Director and Director
                                                Nominee
         C.M. Cheng                    54       Consultant to the Company,
                                                Director and Director Nominee
         James A. Lovell               71       Director and Director Nominee

         S.B. Lai, Ph.D.               49       Director and Director Nominee

         Other Officers:

         Gene Comfort                  56      Executive Vice President and
                                               General Manager
         David M. Turner, CPA          64      Vice President Finance and
                                               Administration, Chief Financial
                                               Officer, and Secretary
         Michael W. Lai                52      Vice President Engineering



         Directors serve until the next annual meeting or until their successors are elected or appointed. All officers are appointed by and serve at the discretion of the Board of Directors, other than Dr. Chen, who has an employment agreement with the Company. See Management - Employment Agreement. There are no family relationships between any directors or officers of the Company.

         Dr. Carl L. Chen is the founder of the Company and has been its President and a director since the Company's incorporation in January 1990 and the Chief Executive Officer of the Company since December 1994. From January 1992 to October 1995, Dr. Chen served as President, and since January 1992 has been a minority stockholder, of Union China Investment and Development Group, Inc. (Union China), a company located in Monterey Park, California, which was formed to invest in commercial real estate. Union China confirmed a plan of reorganization pursuant to Chapter 11 of the Federal bankruptcy laws in August 1995. The bankruptcy case for Union China was closed in May 1996 pursuant to a Final Decree and Order Closing Case entered by the Bankruptcy Court for the Central District of California. Since January 1992, Dr. Chen has served as the President of California Aerospace Technology, Inc., a consulting company for the satellite industry, located in Monterey Park, California. Dr. Chen was Chairman of SIDA Corporation, a high technology trading company located in Monterey Park, California, from 1989 to May 1996. Prior to founding the Company in 1990, Dr. Chen was a Satellite System Engineering Manager at Hughes Space and Communications, Inc. for 15 years. Dr. Chen has a Ph.D. in Engineering from the California Institute of Technology and Masters Degrees in Control Engineering and Aerospace Engineering from UCLA and West Virginia University, respectively. Dr. Chen is a graduate of the Owner/President Management program at the Graduate School of Business Administration of Harvard University.

         C.M. Cheng is a consultant to the Company and has served as a director of the Company since June 1996. Since April 1996, Mr. Cheng has been a Vice President of Eurotai International, Ltd., a private company located in Taipei, Taiwan, which distributes health food products. From 1984 to April 1996, Mr. Cheng served as a Vice President, Director of the Office of the President, and Manager of Corporate Planning with Taiwan Yeu Tyan Machinery, Mfg. Co. Ltd., a public company located in Taipei, Taiwan, which manufactures automobiles and heavy equipment. From 1980 to 1983, Mr. Cheng was an Associate Professor of Economics and Management at Taiwan National Sun-Yet-Sen University. Mr. Cheng is the director of Harpa Limited, a corporation organized under the laws of the Cayman Islands (Harpa), a principal stockholder of the Company. See Certain Relationships and Related Transactions and Principal Shareholders.

         James A. Lovell Jr. is the former spacecraft commander of the Apollo 13 mission. He currently is the President of Lovell Communications, a business devoted to disseminating information about the United States Space Program. Prior to that he was Executive Vice President of Centel Corporation. Mr. Lovell is a Fellow in the Society of Experimental Test Pilots and a member of the Golden Eagles. He has been granted many honors and awards, including the Presidential Medal for Freedom, the French Legion of Honor and the Congressional Space Medal of Honor. In 1994 he and Jeff Kluger wrote Lost Moon, the story of the Apollo 13 mission.

         S. B. Lai has served as director of the Company since October 1997. Mr. Lai is currently a Professor with the Graduate School of Business Administration, National Chengchi University, Republic of China; the Secretary General, Chinese Management Association, Republic of China; a third term Republic of China National Assemblyman, Republic of China; and is Judge and Committeeman of the National Quality Award. Over the past five years, Mr. Lai has also served as a Director of the Ta-Yeh University, Republic of China; Secretary General of the Chinese Management Association, Republic of China; and is a consulting committeeman for the Ministry of

Economic Affairs and the Ministry of Education Affairs of the Republic of China. Mr. Lai received a BSME and MBA from National Cheng-Kung University and a MSISE and Ph.D. from the University of Southern California.

         Gene Comfort has been the Executive Vice President and General Manager of the Company since September 1995. He served as a director of the Company from May 1996 through March 2000. From July 1993 to September 1995, Mr. Comfort was the Vice President-Marketing of the Company, and he was the Director of Marketing of the Company from April 1991 to July 1993. Mr. Comfort has been involved in the aircraft industry for over 25 years in a variety of marketing, sales and management positions. Mr. Comfort is a single and multi engine rated pilot.

         David M. Turner, CPA joined the Company in January 1997. Prior to that, from 1994, he served as the Chief Financial Officer of Taitron Incorporated, a publicly held company that distributes discrete semiconductors. From 1991 to 1994, Mr. Turner was President and sole owner of Maynard Enterprises, Incorporated, a privately held consulting business working primarily in the health care industry. From 1988 to 1991, Mr. Turner was the Chief Financial Officer and Corporate Vice President of Finance of the Greater Southeast Management Company, a Washington D.C. company that operated an inner city health care system, which included two hospitals, three nursing homes and several subsidiary health care companies in the Mid Atlantic area. During the same period, Mr. Turner was President and a Director of Greater Southeast Asset Management Company, the asset-holding subsidiary of the Greater Southeast Healthcare System. Mr. Turner received a Master of Business of Administration from the University of Cincinnati.

         Michael W. Lai joined the Company in May 1, 1998. Mr. Lai is in charge of Engineering operations for the high performance JETCRUZER(TM) 500 single engine propjet aircraft and the long range, STRATOCRUZER(TM) twin jet aircraft. He brings a vast and extensive Aerospace, Engineering and Management background to AASI as Director, President, General Manager and Design Engineer for major aerospace corporations. Mr. Lai's impressive background includes; Design Engineer for Volpar Inc., on 707, 727 and DC-9 aircraft, Airframe Designer for Saunders Aircraft Corp., Ltd. Gimli Canada on ST-27 commuter aircraft and Associate Engineer for Continental Airlines, on DC-9, DC-10 and Boeing 727 commercial aircraft. Mr. Lai is a FAA, FAR 23 and 25 Designated Engineering Representative (DER) in Airframes, Structures, Systems and Equipment. He is a licensed pilot and has a Masters in Systems Engineering from West Coast University, Los Angeles, CA, a B.S. in Applied Mathematics (Engineering Option) and an A.A. in Aircraft Maintenance Technology from Northrop institute of Technology, Inglewood CA. Mr. Lai also holds FAA, A&P and Transport Canada, Aircraft maintenance Licenses AML.

         The Board of Directors held three meetings in 1999 and all Directors were present at each meeting. The Board of Directors has a Compensation Committee, which makes recommendations to the Board concerning salaries and incentive compensation for officers and employees of the Company. The members of the Compensation Committee are Messrs. Lai and Lovell. The Board of Directors also has an Audit Committee which reviews the results and scope of the audit and other accounting related matters. The members of the Audit Committee are currently Messrs. Lai and Lovell. Both committees held three meetings during 1999.

         The Company has agreed to nominate a designee of the Underwriter of its recent public offering who is reasonably acceptable to the Company for election to the Company's Board of Directors, if so requested by the Underwriter, for a period of five years from December 6, 1996.

                                  MANAGEMENT

EXECUTIVE COMPENSATION

         The following tables set forth certain information as to the Company's Chief Executive Officer and each of the Company's four most highly compensated executive officers whose total annual salary and bonus for the fiscal year ending December 31, 1999 exceeded $100,000:

                          SUMMARY COMPENSATION TABLE

                           Annual Compensation/(1)/

                                                                                                    Other
     Name and Principal Position             Year             Salary            Bonus           Compensation
Carl L. Chen, Ph.D.                          1999              $191,000          $0               $39,248/(2)/
  Chairman and Chief Executive               1998              $200,000          $0               $39,248/(2)/
  Officer                                    1997              $200,000          $0               $39,248/(2)/
Gene Comfort                                 1999              $143,000          $0               $     0
  Executive Vice President                   1998              $160,961          $0               $     0
                                             1997              $150,000          $0               $     0

(1) The compensation described in this table does not include medical insurance, retirement benefits and other benefits which are available generally to all employees of the Company and certain perquisites and other personal benefits, the value of which did not exceed the lesser of $50,000 or 10% of the executive officer's compensation in the table.

(2) Represents premium for life insurance paid by the Company on behalf of Dr. Chen.


                       OPTION GRANTS IN LAST FISCAL YEAR

                                     NONE




EMPLOYMENT AGREEMENT

         The Company entered into an eight-year employment agreement (the Chen Employment Agreement) with Dr. Carl Chen, the Company's, Chairman, Chief Executive Officer and President, commencing in May 1996. The Chen Employment Agreement provides that, in consideration for Dr. Chen's services, he is to be paid an annual salary of $200,000. He will receive increases in salary and bonuses as deemed appropriate by the Board of Directors. The Company will maintain life insurance coverage on Dr. Chen, and Dr. Chen may name the beneficiary of such policy. The Chen Employment Agreement also provides that he will not compete with the Company during the term of the Agreement and for eighteen months thereafter and that, if Dr. Chen's employment is terminated by the Company without cause (as defined therein), he will receive up to eighteen months' salary as severance, payable monthly commencing on the thirtieth day following such termination without cause.

COMPENSATION OF DIRECTORS

         Non-employee directors receive $2,000 for each Board of Directors meeting attended. The Company pays all out-of-pocket expenses of attendance.


                            PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 2000 by (i) each person who is known by the Company to own beneficially more than 5% of any class of the Company's outstanding voting securities, (ii) each of the Company's directors and executive officers, and (iii) all officers and directors of the Company as a group.

                                                              Common Stock
                                Name and Address of           Beneficially           Percent of
        Title of Class          Beneficial Owner/(1)/          Owned/(2)/            Ownership
Class A Common Stock             Dr. Carl L. Chen/(3)/           75,000                 .1.05%
Class B Common Stock                                            826,751                  43.5%
Class E-1 Common Stock                                        1,653,503                 41.34%
Class E-2 Common Stock                                        1,653,503                 41.34%
Class A Common Stock             Gene Comfort/(4)/               24,400                   .34%
Class B Common Stock                                             60,001                  3.15%
Class E-1 Common Stock                                          120,000                  3.00%
Class E-2 Common Stock                                          120,000                  3.00%
Class A Common Stock             C.M. Cheng/(4)//(5)/            24,000                   .34%
Class B Common Stock                                          1,013,572                 53.33%
Class E-1 Common Stock                                        2,027,144                 50.67%
Class E-2 Common Stock                                        2,027,144                 50.67%


Class A Common Stock             James A. Lovell Jr./(4)/        20,000                    .3%

Class A Common Stock             S.B. Lai, Ph.D./(8)/            14,000                    .2%

Class A Common Stock             David Turner/(9)/               18,100                    .2%

Class A Common Stock             All executive officers         155,700                   2.0%
Class B Common Stock             and directors as a           1,900,324                   100%
Class E-1 Common Stock           group (6 persons)            3,800,647                 95.02%
Class E-2 Common Stock                                        3,800,647                 95.02%
Class B Common Stock             Harpa Limited/(7)/           1,013,572                 53.33%
Class E-1 Common Stock                                        2,027,144                 50.67%
Class E-2 Common Stock                                        2,027,144                 50.67%
Class B Common Stock             Shih Jen Yeh/(7)/            1,013,572                 53.33%
Class E-1 Common Stock                                        2,027,144                 50.67%
Class E-2 Common Stock                                        2,027,144                 50.67%
Class B Common Stock             Chyao Chi Yeh/(7)/           1,013,572                 53.33%
Class E-1 Common Stock                                        2,027,144                 50.67%
Class E-2 Common Stock                                        2,027,144                 50.67%
Class A Common Stock             Fidelity Management            487,500                  8.80%
                                 Research Company/(10)/
                                                                         ---------------------

(1) Except as otherwise indicated, the address of each principal stockholder is c/o the Company at 3205 Lakewood Blvd., Long Beach, California 90808. The Company believes that all persons named have sole voting power and sole investment power, subject to community property laws where applicable.

(2) The Common Stock of the Company is divided into four classes. Each share of Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock is entitled to five votes per share, and Class A Common Stock is entitled to one vote per share. The shares of Class E Common Stock are subject to redemption by the Company if the Company does not achieve certain income or market price levels.

(3) Includes 200,000 shares of Class E-2 Common Stock held by Julie C. Chen, as trustee of the Eric F. Chen Trust under Declaration of Trust dated August 31, 1996, for the benefit of Eric F. Chen, Dr. Chen's son. Julie Chen is Dr. Chen's sister-in-law. Dr. Chen disclaims beneficial ownership of the 200,000 shares held by the Trust for the benefit of his son. Excludes 25,000 shares of Class A Common Stock issuable upon the exercise of options not exercisable within 60 days and includes options for 75,000 shares of Class A Common Stock which are currently exercisable.

(4) Excludes 15,000 shares of Class A Common Stock issuable upon the exercise of options which are not exercisable within 60 days and includes options for 20,000 shares of Class A Common Stock which are currently exercisable.

(5) Includes 5,217,860 shares of Common Stock held by Harpa Limited, a Cayman Island corporation (Harpa). C.M. Cheng is a director of Harpa and has sole voting and investment control over the shares of Common Stock held by Harpa and thus may be deemed to beneficially own such shares. Mr. Cheng disclaims beneficial ownership of such shares. The address of Harpa is c/o Coutts Co. (Cayman) Ltd., Coutts House, P.O. Box 707, West Bay Road, Grand Cayman, Cayman Islands.

(6) Common Stock beneficially owned is Class A Common Stock, which was contained in 15,000 Units purchased by Mr. Gorlin in March and April 1997. Excludes 20,000 shares of Class A Common Stock issuable upon the exercise of options not exercisable within 60 days and includes options for 10,000 shares of Class A Common Stock issuable upon the exercise of options which are currently exercisable.

(7) The voting stock of Harpa is currently held equally by Shih Jen Yeh and Chyao Chi Yeh, who are children of Song Gen Yeh, the former Chairman and principal stockholder of the Company. See Certain Transactions. The address of Mr. Shih Jen Yeh and Mr. Chyao Chi Yeh is 14th Floor, No. 55, Section 2, Chung-Cheng Road, Shih-Lin District, Taipei, Taiwan.

(8) Excludes 20,000 shares of Class A Common Stock issuable upon the exercise of options which are not exercisable within 60 days and includes options for 10,000 shares of Class A Common Stock issuable upon the exercise of options which are currently exercisable.

(9) Excludes 12,000 shares of Class A Common Stock issuable upon the exercise of options which are not exercisable within 60 days and includes 18,000 shares of Class A Common Stock issuable upon the exercise of options.

(10) The address for Fidelity Management Research Company is 82 Devonshire Street, Boston, Massachusetts 02109.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         All Form 3 and Form 4 reports required to be filed pursuant to Rule 16(a) of the Securities Exchange Act of 1934, as amended during fiscal 1999 had been filed, and the Company is not aware of any failures to file a required form.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         From January 1990 through December 1993, Mr. Song Gen Yeh, who was at that time a principal stockholder and director of the Company, advanced funds to the Company in the aggregate amount of $10,478,000. In December 1993, the Company entered into an agreement with Mr. Yeh to repay such advances through the issuance of 584,074 shares of Class B Common Stock, 1,168,148 shares of Class E-1 Common Stock, and 1,168,148 shares of Class E-2 Common Stock of the Company. Such shares were issued to Mr. Yeh in June 1996. From 1994 through 1995, Mr. Yeh provided additional advances to the Company aggregating $250,000. In June 1996, such advances were repaid by the Company through the issuance of 13,937 shares of Class B Common Stock, 27,873 shares of Class E-1 Common Stock, and 27,873 shares of Class E-2 Common Stock. Such shares were subsequently transferred to Harpa Limited (Harpa), a Cayman Islands corporation the voting stock of which is controlled by two of Mr. Yeh's children. C.M. Cheng, a director of the Company, is the Director of Harpa and, as such, has the power to vote the shares of the Company's Common Stock held by Harpa. See Principal Stockholders.

         In January 1990, the Company entered into a five-year agreement (the Management Agreement) with SIDA Corporation (SIDA). Dr. Carl L. Chen, the Chairman, Chief Executive Officer and President of the Company, was, at that time, a principal stockholder of SIDA, and the other two stockholders of SIDA were also, at that time, stockholders of the Company. The Management Agreement provided for annual payments to SIDA of $140,000 for management services consisting essentially of those customarily performed by the President of a company. The SIDA agreement expired by its terms in January 1995. As of June 30, 1996, SIDA was owed $259,000 of unpaid management fees. This amount, together with accrued interest of $64,000 through August 30, 1996, was paid from the proceeds of a Bridge Financing in September 1996. In October 1993 and February 1994, the Company obtained loans from SIDA in the aggregate principal amount of $110,000, bearing interest at 12%. These loans, together with accrued interest of $31,000, were repaid from the proceeds of the Bridge Financing in September 1996.

         In February and July 1994, the Company received loans in an aggregate principal amount of $565,000, bearing interest at a rate of 12%, from four individuals who were at the time not affiliated with the Company. One of such persons, C.M. Cheng, became a director of the Company in June 1996. These loans, together with accrued interest of $161,000, were repaid with the proceeds of the Bridge Financing in September 1996.

         In December 1994, the Company entered into a New Management Agreement (the New Management Agreement) with Dr. Chen which took effect in January 1995. Pursuant to the New Management Agreement, Dr. Chen agreed to serve as the Company's President and Chief Executive Officer. The New Management Agreement had a term of 10 years and provided that Dr. Chen was to receive a signing bonus of 139,365 shares of Class B Common Stock, 278,730 shares of Class E-1 Common Stock, and 278,730 shares of Class E-2 Common Stock, an annual salary of $350,000, and additional annual compensation payable in 147,727 shares of Class B Common Stock, 295,454 shares of Class E-1 Common Stock, and 295,454 shares of Class E-2 Common Stock. In May 1996, Dr. Chen agreed to terminate the New Management Agreement. Pursuant to the New Management Agreement and in connection with its termination, the Company issued a total of 577,823 shares of Class B Common Stock, 1,155,647 shares of Class E-1 Common Stock, and 1,155,647 shares of Class E-2 Common Stock to Dr. Chen. At June 30, 1996, $144,000 remained accrued and unpaid under the New Management Agreement. This amount was paid to Dr. Chen with the proceeds of the Bridge Financing in September 1996.

         In May 1996 the Company entered into an Employment Agreement with Dr. Chen pursuant to which he agreed to serve as its Chairman, Chief Executive Officer and President. See Management Employment Agreement. As of August 31, 1996, compensation of $69,000 was accrued and unpaid under this Agreement. This amount was paid from the proceeds of the Bridge Financing in September 1996. From September 1995 through August 1996, Dr. Chen made loans bearing interest at a rate of 12% to the Company in the aggregate principal amount of $562,000. In May 1996, Dr. Chen agreed to convert $336,000 of these loans into 187,118 shares of Class B Common Stock, 374,236 shares of Class E-1 Common Stock, and 374,236 shares of Class E-2 Common Stock. The remaining $226,000 principal amount of these loans, together with $36,000 of accrued interest, was repaid with the proceeds of the Bridge Financing in September 1996.

         In 1994 and 1995, the Company obtained loans from General Bank in the aggregate principal amount of $900,000. This loan bore interest at the prime rate plus 1.5% and had a maturity date of October 1996. Repayment of the loan was guaranteed by the Small Business Administration, the California Export Finance Office and Dr. Chen and was secured by substantially all the assets of the Company. The total outstanding balance of the loan of approximately $915,000 (including accrued interest) was repaid from the proceeds of the Bridge by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

                                  PROPOSAL 2
                     RATIFICATION OF SELECTION OF AUDITORS

         The Board of Directors has authorized the firm of Ernst & Young LLP, independent public accountants, to serve as auditors for the fiscal year ending December 31, 2000. A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. Further, the representative of Ernst & Young LLP will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST AND YOUNG AS THE AUDITORS OF THE COMPANY.

                                  PROPOSAL 3

                       APPROVAL OF ISSUANCE AND SALE OF
                           SERIES A PREFERRED STOCK,
                      WARRANTS TO PURCHASE COMMON STOCK,
         COMMON STOCK ISSUABLE UPON CONVERSION OF PREFERRED STOCK, AND
                COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS

         On March 6, 2000, the Company completed the sale by private placement to thirteen investors of a total of 50,000 shares of Series A Preferred Stock for a purchase price of $100 per share and issued warrants to purchase a total of 598,000 shares of Common Stock (subject to adjustment for stock dividends, combinations or splits with respect to the underlying Common Stock). The Company issued an additional 487,000 warrants as commissions for this placement, along with the payment of $425,000 in cash. The 50,000 shares of Series A Preferred Stock and 1,085,000 warrants so issued are referred to collectively as the "Initial Shares" and the "Initial Warrants", respectively. The Company used the proceeds from the offering of the Initial Shares and Initial Warrants to fund general working capital requirements.

         Each share of Series A Preferred Stock is convertible, in whole or in part, into a number of shares of Common Stock equal to $100 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Stated Value"), plus accrued and unpaid dividends, divided by the Conversion Price, as defined below. The Initial Warrants are currently exercisable at prices ranging from $3.87 per share to $5.16 per share and expire on March 6, 2003.

         On March 6, 2000, the Company also obtained commitments from the purchasers of the Series A Preferred Stock to purchase up to an additional 50,000 shares of Series A Preferred Stock at the price of $100 per share in two separate tranches of 20,000 shares (said 20,000 shares, the "First Put Shares") and 30,000 shares (said 30,000 shares, the "Second Put Shares") respectively (collectively the "Put Shares"). The Company must exercise its right to sell the Put Shares during the fifteen business days following the effective date of the Registration Statement with regard to the Common Stock underlying the Series A Preferred Stock (the "Put Exercise Period"). If the Company does not fully exercise its right to sell the Put Shares, each individual Preferred Stockholder may elect to purchase its full allotment of Put Shares, which election must occur during the seven business day following the expiration of the Put Exercise Period. Upon the purchase of the First Put Shares, the purchasers will also receive warrants to purchase a total of 239,200 shares of Common Stock (subject to adjustment for stock dividends, combinations or splits with respect to the underlying Common Stock) at a price equal to an average of 122.5% of the closing bid price of the Common Stock on the day the Company gives notice to the purchasers of its intention to exercise its right (the "Put") to require the purchasers to purchase the Put Shares (said 239,200 warrants together with 194,800 warrants issuable as commissions, the "First Put Warrants"). Upon the purchase of the Second Put Shares, the purchasers will also receive warrants to purchase a total of 358,800 shares of Common Stock (subject to adjustment for stock dividends, combinations or splits with respect to the underlying Common Stock) at a price equal to the price of the First Put Warrants (said 358,800 warrants, together with 292,200 warrants issuable as commissions, the "Second Put Warrants"). The First Put Warrants and Second Put Warrants are exercisable immediately upon their issue, and expire five years thereafter. Other than with respect to exercise price and expiration date, the terms of the First Put Warrants and the Second Put Warrants are identical to the terms of the Initial Warrants. Upon issuance of the First Put Shares the Company shall pay, in addition to the First Put Warrants referenced above, cash commissions in the amount of $180,000. Upon issuance of the Second Put Shares the Company shall pay, in addition to the 358,800 Second Put Warrants referenced above, cash commissions in the amount of $270,000. If the average closing bid price of the Company's Class A Common Stock during the three trading days immediately prior to March 6, 2001 is not at least equal to 200% of the average closing bid price of the Company's Class A Common Stock during the three trading days immediately prior to March 6, 2000, then the holders of the Preferred Stock will receive a supplemental issue of Preferred Stock equal to 10% of the previously issued Preferred Stock.

         The Company intends to use the proceeds from the sale of the Put Shares and Second Put Shares to fund general working capital requirements and the expansion of its business operations.

         The Company's right to exercise the First Put is contingent upon satisfaction of the following conditions:

             - the receipt of shareholder approval (as more fully discussed below under "Reason for Shareholder Approval");
             - that the Company continue to be a fully reporting public company; no material adverse change in the Company's business;
             - no Event of Default with respect to the Series A Preferred Stock; the Company's ongoing compliance with Nasdaq National Market listing requirements;
             - the execution and delivery by the Company and the subscribers of appropriate documents evidencing the transaction substantially in the form previously agreed upon;
             - the effectiveness of a registration statement covering the shares issuable upon conversion of the Initial Shares and Put Shares; and

             - the satisfactory completion of a fuselage pressurization test of the Company's JETCRUZER(TM) 500.

         The Company's right to sell the Second Put shares is contingent upon satisfaction of all the foregoing conditions, as well as the additional condition that the Common Stock be trading at a price at least equal to 150% of its price on the initial closing date. The Company may not exercise its Put rights with regard to a Preferred Stock shareholder, if the Put would result in that shareholder being deemed to be the beneficial owner of more than 9.9% of the outstanding Common Stock of the Company.

REASON FOR SHAREHOLDER APPROVAL

         Pursuant to the terms of the Subscription Agreement governing the sale and issuance of the Initial Shares, the First Put Shares and the Second Put Shares (collectively, the "Preferred Shares") and the Initial Warrants, the First Put Warrants and the Second Put Warrants (collectively, the "Warrants"), the Company covenanted to obtain shareholder approval of the issuance of shares of Common Stock in excess of 19.9% of the outstanding Common Stock upon conversion of the Preferred Shares and exercise of the Warrants (the "Approval"). Until the Company obtains the Approval, the issuance of shares of Common Stock upon conversion of the Preferred Shares and exercise of the Warrants, collectively, in excess of 19.9% of the outstanding Common Stock would violate rules promulgated by Nasdaq ("Rule 4310(c)(25)(H)"). Until such approval is obtained, the maximum number of shares of Common Stock which can be issued on conversion of the Series A Preferred Stock and exercise of the Warrants is 3,363,100, which represents 19.9% of the number of shares of the Common Stock outstanding as of March 6, 2000, the date of the issuance of the Initial Shares and the Initial Warrants.

         Rule 4310(c)(25)(H) requires shareholder approval for the issuance of shares of Common Stock in a transaction involving the sale or issuance by a company of common stock, or securities convertible into common stock, equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

         The Company's right to exercise the Put is contingent upon obtaining shareholder approval by June 5, 2000. The Company will use the $5 million of proceeds which it expects to receive from the sale of the First Put Shares and the Second Put Shares for general business purposes and the expansion of its manufacturing operations. The Company has determined that the sale of the First Put Shares and the Second Put Shares is the most expedient method by which the Company can raise capital for these purposes, as compared to other sources of debt and equity financing.

         Given the current absence of other sources of equity financing on terms as favorable as the Series A Preferred Stock, the Company is presently relying on the $5 million which it has already received from the sale of the Initial Shares and the additional $5 million which it expects to receive from the sale of the First Put Shares and the Second Put Shares, respectively, in order to meet its anticipated working capital needs. If the Approval is not obtained by June 30, 2000, the Company will not be able to exercise the First Put or the Second Put, thereby losing the opportunity to obtain this additional $1.5 million. Therefore, failure to obtain the Approval will delay expansion of the Company's manufacturing operations indefinitely until such time as the Company is able to secure other debt or equity financing on satisfactory terms.

         In addition, if the Company fails to obtain the Approval by June 5, 2000, the holders of Series A Preferred Stock would have the option to require the Company to redeem their currently outstanding shares. It is unlikely that Advanced Aerodynamics & Structures, Inc. would have sufficient cash to redeem the Series A Preferred Stock if required to do so. In light of the foregoing, the failure to obtain the Approval could deplete all of the Company's available cash and thus materially impair the ability of the Company to continue to operate its business.

         The following is a summary of the terms and conditions of the Certificate of Designation for the Series A Preferred Stock and the Initial Warrants terms and conditions.

DIVIDENDS

         The holders of the Series A Preferred Stock are entitled to receive dividends on a quarterly basis, at the rate of 5% simple interest per annum on the Stated Value per share, when, as and if declared by the Company. The dividends are payable, at the option of the Company, either in cash or additional shares of Series A Preferred Stock at the rate of one share of Series A Preferred Stock for each $100 of such dividend not paid in cash. Dividends may be paid at the Company's option with Series A Preferred Stock only if the Common Stock deliverable upon conversion of such Series A Preferred Stock has been included for public resale in an effective registration statement filed with the Securities and Exchange Commission; otherwise the dividend will be paid in cash. The dividends on the Series A Preferred Stock are cumulative and shall be paid or declared and set aside for payment prior to any payment or declaration of dividends on, or purchase or redemption of, any Common Stock or any other class of preferred stock of the Company.

CONVERSION

         Subject to the restrictions discussed below, any holder of Series A Preferred Stock has the right at any time to convert, in whole or in part, shares of Series A Preferred Stock into a number of shares of Common Stock equal to $100 per share plus accrued and unpaid dividends on such share divided by the Conversion Price. The Conversion Price means the lesser of (i) 100% of the average closing bid prices of the Company's Common Stock for the three trading days immediately preceding the date of the initial issuance of the shares of Series A Preferred Stock; or (ii) at 90% of the average of the eight lowest Closing Bid Prices for the 180 days immediately preceding the conversion of the respective shares of Series A Preferred Stock. Therefore, there is a possibility that the Series A Preferred

Stock may convert to Common Stock at a rate which is below the prevailing market price of the Common Stock at the time of the conversion.

         The exact number of shares of Common Stock into which currently outstanding Series A Preferred Stock may ultimately be convertible will vary over time as the result of ongoing changes in the trading price of the Company's Common Stock. Decreases in the trading price of the Company's Common Stock will cause an increase in the number of shares of Common Stock issuable upon conversion. The maximum number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, together with the shares issuable upon exercise of the Warrants, cannot exceed 3,363,100 under Nasdaq Rule 4310(c)(25)(H) prior to the receipt of the Approval. This number of shares represents 19.9% of the Company's outstanding Common Stock as of the date the Initial Shares and the Initial Warrants were issued. However, after the Approval is obtained, there will be no cap on the number of common shares into which the shares of Series A Preferred Stock can be converted. Therefore, after the Approval is obtained, it is possible that significant additional dilution of existing shareholders' interests may occur. The following consequences could result:

              - If the market price of the Company's Common Stock declines, thereby proportionately increasing the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, an increasing downward pressure on the market price of the Common Stock might result (sometimes referred to as a downward "spiral" effect).

              - The dilution caused by conversion of Series A Preferred Stock and sale of the underlying shares could also cause downward pressure on the market price of the Common Stock.

              - Once downward pressure is placed on the market price of the Company's stock, this pressure could encourage short sales by holders of Series A Preferred Stock and others, thus placing further downward pressure on the price of the Common Stock.

              - The conversion of Series A Preferred Stock would dilute the book value and earnings per share of Common Stock held by existing shareholders of Advanced Aerodynamics & Structures, Inc.

         In the event the Company declares any dividend or distribution on its Common Stock, or splits, combines or reclassifies its Common Stock, then the Conversion Price will be proportionately adjusted so that each holder of Series A Preferred Stock will be entitled to receive the same number of shares of Common Stock upon conversion of the Series A Preferred Stock as though such conversion occurred prior to the event requiring the adjustment. Similarly, if the Company merges with another entity or sells substantially all of its assets, the holders of the Series A Preferred Stock shall be entitled to convert each share of Series A Preferred Stock into the consideration (whether it consists of stock, other securities and/or property) which that holder would have been entitled to receive had such holder converted its holdings of Series A Preferred Stock to Common Stock immediately prior to such merger or asset sale. The Conversion Price will also be adjusted pursuant to formula (thereby entitling the holders of the Series A Preferred Stock to receive additional shares of Common Stock upon conversion) in the event the Company makes certain additional issuances of Common Stock.

REDEMPTION

         From and after the effective date of a Registration Statement relating to the underlying shares, upon receiving a Notice of Conversion with a conversion price less than the Stated Value, the Series A Preferred Stock which is the subject of the Conversion Notice is redeemable at the option of the Company at a price equal to 125% of Stated Value plus accrued and unpaid dividends.

         The Company is required to redeem Series A Preferred Stock after the occurrence of certain triggering events, including, among other things:

              -   Failure of the Company to pay dividends when required;

              - Material breaches of the Company's agreements with purchasers of Series A Preferred Stock, including failure to register the Common Stock issuable upon conversion of Series A Preferred Stock and failure to maintain the effectiveness of any such registration;

              - Failure to maintain a Nasdaq National Market listing for the Company's Common Stock; and

              - Failure to deliver Common Stock certificates in a timely fashion after the conversion of Series A Preferred Stock.

LIQUIDATION RIGHTS

         Upon a voluntary or involuntary dissolution, liquidation or winding-up of the Company, the holders of Series A Preferred Stock shall be entitled to receive, before any payment or distribution shall be made on any Common Stock or any other class of preferred stock of the Company, out of the assets of the Company available for distribution to such holders, the Stated Value per share of Series A Preferred Stock and all accrued and unpaid dividends to and including the date of payment to any such holder. In the event the assets of the Company available for distribution to the holders of Series A Preferred Stock are insufficient to permit payment in full of all amounts owing to the Series A holders, then all of such assets shall be distributed proportionately among the holders of the Series A Preferred Stock to the exclusion of the holders of Common Stock or any other class of preferred stock of the Company.

         The Board of Directors has unanimously approved, and recommends that the shareholders authorize and ratify: (i) the issuance of the Preferred Shares and the Warrants, (ii) the issuance of that number of shares of the Company's Common Stock issuable upon conversion of the Series A Preferred Stock approved for issuance hereby, (iii) the issuance of the maximum number of shares of Common Stock issuable upon exercise of the Warrants in accordance with the terms thereof, and (iv) the issuance of Series A Preferred Stock as a dividend upon Series A Preferred Stock approved for issuance hereby in accordance with the terms of the Certificate of Determination governing the Series A Preferred Stock.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3




                                  PROPOSAL 4

                RATIFICATION OF AMENDMENT OF STOCK OPTION PLANS

         At its meeting on April 3, 2000, the Company's Board of Directors amended the Company's stock option plans to provide that, upon the death of an officer or a director of the Company while in office, that all unvested options held by that officer or director immediately vest and become exercisable. The Board believes this change will be helpful in hiring or retaining experienced senior personnel. Applicable tax law requires that this change be approved by the shareholders of the Company within twelve months of its adoption by the Board.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 4

                                  OTHER MATTERS

         The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the proxy holders named in the proxy accompanying this statement will have discretionary authority to vote all proxies in accordance with their best judgment.


                              SHAREHOLDER PROPOSALS

         Any shareholder who intends to present a proposal at the Company's 2001 Annual Meeting of Shareholders must deliver the proposal to the Company no later than December 31, 2000 and must otherwise comply with Rule 14a-8 under the Securities Exchange Act of 1934 in order to have the proposal included in the proxy materials for that meeting. Any shareholder proposal submitted other than for inclusion in the Company's proxy materials for that meeting must be delivered to the Company no later than December 31, 2000 or such proposal will be considered untimely. If a shareholder proposal is received after December 31, 2000, the Company may vote in its discretion as to that proposal all of the shares for which it has received proxies for the 2001 Annual Meeting of Shareholders.

                         ANNUAL REPORT TO SHAREHOLDERS

         The Company's Annual Report for the fiscal year ended December 31, 1999 is being mailed to Shareholders along with this Proxy Statement. The Annual Report is not to be considered part of the soliciting material.

Long Beach, California               By Order of the Board of Directors

May 5, 2000

                                [Form of Proxy]

                  ADVANCED AERODYNAMICS AND STRUCTURES, INC.
                              3205 LAKEWOOD BLVD.
                         LONG BEACH, CALIFORNIA 90808

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned, as owner of ________ shares of Common Stock of Advanced Aerodynamics and Structures, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Proxy Statement and the notice of the shareholders meeting to be held on June 2, 2000, at 10:00 a.m. local time, at 3205 Lakewood Blvd., Long Beach, CA 92808, and hereby further revokes all previous proxies and appoints Dr. Carl Chen or David Turner, or either of them, as proxy of the undersigned at said meeting and any adjournments thereof with the same effect as if the undersigned were present and voting the shares.

(1) For the election of the following persons as directors of the Company to serve until the next annual meeting of shareholders or until their respective successors shall have been elected and qualified:

                         Carl Chen, Ph.D., C.M. Cheng,
                       James A. Lovell, S.B. Lai, Ph.D.

       [  ] AUTHORITY GRANTED to                [  ] AUTHORITY WITHHELD to vote
            vote for nominees listed                 for all nominees listed
            above, except as indicated               above.
            to the contrary below.

             (INSTRUCTION: TO VOTE AGAINST ANY NOMINEE, WRITE THAT
                 NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

                   ----------------------------------------

(2) The approval and adoption of a resolution appointing Ernst & Young LLP as the Company's independent certified public accountants for fiscal year 2000.

       [  ] FOR             [  ] AGAINST                        [  ] ABSTAIN

(3) The authorization and ratification of: (i) the issuance and sale in private placements of up to 100,090 shares (the "Preferred Shares") of the Company's Series A Preferred Stock and Common Stock Purchase Warrants to purchase up to 2,145,000 shares of Common Stock ("Warrants"), (ii) the issuance of that number of shares of Common Stock, issuable upon conversion of the Series A Preferred Stock being approved for issuance,
       (iii) the issuance of the maximum number of shares of Common Stock issuable upon exercise of the Warrants in accordance with their terms; and (iv) the issuance of Series A Preferred Stock, in accordance with the terms of the Certificate of Designation governing the Series A Preferred Stock, as a Dividend upon all shares of Series A Preferred Stock being approved for issuance.

       [  ] FOR             [  ] AGAINST                          [  ] ABSTAIN

(4) The ratification of the amendment of the Company's stock option plans to provide for the immediate vesting of options held by an officer or director who has died while in office.

         [  ] FOR           [  ] AGAINST                          [  ] ABSTAIN


(5) In their discretion upon such other matters as may properly come before the meeting and any adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS YOU HAVE INDICATED ABOVE. IF NO INDICATION HAS BEEN MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ABOVE NOMINEES AND IN FAVOR OF SUCH PROPOSALS, AND AS SAID PROXY DEEMS ADVISABLE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                                           Dated:  __________________, 2000

                                           Sign exactly as your name appears
                                           on your share certificate. When
                                           signing as attorney, executor,
                                           administrator, trustee or
                                           guardian, please give full title.
                                           If more than one trustee, all
                                           should sign. All joint owners
                                           should sign. If a corporation,
                                           sign in full corporation name by
                                           president or other authorized
                                           officer. If a partnership, sign in
                                           partnership name by authorized
                                           person. Persons signing in a
                                           fiduciary capacity should indicate
                                           their full title in such capacity.


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.